UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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SCHEDULE

(RULE 14a-101)

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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240. 14a-12

FREYR Battery, Inc.
_____________________________________________________________________
(Name of Registrant as Specified in Its Charter)

_____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
FREYR BATTERY, INC.
TO BE HELD ON JUNE 13, 2024

On April 29, 2024, FREYR Battery, Inc. (the “Company” or “FREYR”) first mailed or made available to its stockholders a definitive proxy statement (the “Proxy Statement”) for the Company’s Annual Meeting of Stockholders to be held on Thursday, June 13, 2024 (the “Annual Meeting”). This Supplement to the Proxy Statement, which describes recent changes in the proposed nominees for election to the Company’s Board of Directors (the “Board”) and the Company’s leadership, should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Chief Executive Officer and Board Chair Transition and Withdrawal of Director Nominee

On June 6, 2024, the Company announced that Birger K. Steen, Chief Executive Officer (“CEO”), would be leaving the Company, effective as of June 6, 2024 (the “Transition Date”).

In connection with his departure, Mr. Steen is no longer standing for re-election to the Board at the Annual Meeting, and the size of the Board has been reduced from nine to eight directors. The Company’s proxy materials are hereby deemed amended to remove Mr. Steen as a nominee for the Annual Meeting and to reflect the change in the Board’s size. The Company’s slate of nominees otherwise remains unchanged. Previously voted proxies remain valid, other than with respect to Mr. Steen, as he is no longer standing for re-election, and the Company’s stockholders eligible to vote at the Annual Meeting may continue to use their proxy cards to vote their shares as to the Board’s remaining nominees and the other matters being voted on at the Annual Meeting.

In connection with Mr. Steen’s departure, FREYR Battery Norway AS, a wholly-owned subsidiary of the Company, has entered into a Separation and Release Agreement (the “CEO Separation Agreement”) with Mr. Steen. For additional information regarding the CEO Separation Agreement, see the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on June 6, 2024 (the “Form 8-K”).

On June 6, 2024, the Company also announced that the Board appointed Tom Einar Jensen as CEO of the Company, effective as of the Transition Date. Additionally, Mr. Jensen resigned from his current position as Executive Chair of the Board, and the Board has appointed Daniel Barcelo as Non-Executive Chair of the Board, each effective as of the Transition Date. Mr. Jensen will continue to serve on the Board following the Transition Date.

The Company and Mr. Jensen are still finalizing the terms of his compensation for his new role as CEO of the Company and such arrangements will be separately announced when finalized. For additional information regarding Mr. Jensen’s compensation, see the Form 8-K.

Chief Financial Officer Transition

On May 31, 2024, Oscar K. Brown notified the Board of his intention to leave his role as the Company’s Chief Financial Officer (“CFO”), effective June 13, 2024. In connection with Mr. Brown’s departure, FREYR, FREYR Battery US Holding, Inc. (a subsidiary of FREYR), and Mr. Brown entered into a Separation Agreement on June 5, 2024 (the “CFO Separation Agreement”). For additional information regarding the CFO Separation Agreement, see the Form 8-K.

In connection with Mr. Brown’s departure, the Board appointed Evan Calio as CFO of the Company, effective as of June 13, 2024.

Mr. Calio, 57, has served as a Managing Director within Energy and Infrastructure Investment Banking at BTIG, LLC (“BTIG”). Prior to BTIG, he spent 14 years at Morgan Stanley, most recently as a Managing Director within Equity Research, covering U.S. exploration and production companies, refiners, and integrated oils. Mr. Calio was ranked by Institutional Investor’s Annual All-America Research Survey in 2012, 2013, 2014, and 2016. Earlier in his career, he held a role within the Energy Investment Banking division at Morgan Stanley and the Energy Proprietary Trading business at JP Morgan. Mr. Calio began his career as a Special Counsel for the U.S. Securities and Exchange Commission. He earned a BS from Lehigh University, a JD from Widener University School of Law, and an LLM from Georgetown University Law Center.

Mr. Calio has entered into an employment agreement with FREYR Battery US Holding, Inc., dated June 3, 2024 (the “CFO Employment Agreement”). For additional information regarding the CFO Employment Agreement, see the Form 8-K.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies received in respect of the re-election of Mr. Steen will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Mr. Steen’s name as a nominee for election as director. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

Sincerely,

/s/ Daniel Barcelo
Daniel Barcelo
Chair of the Board